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                                                State of Delaware
                                                Secretary of State
                                                Division of Corporations
                                                Delivered 12:19 PM 11/27/2006
                                                FILED 12:10 PM 11/27/2006
                                                SRV 061078150 -- 3595850 FILE

                              CERTIFICATE OF AMENDMENT
                                          OF
                            CERTIFICATE OF INCORPORATION
                              GETTING READY CORPORATION

Getting Ready Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of Getting Ready Corporation, by the unanimous written consent of its members, filed with the minutes of the board adopted a resolution proposing and declaring advisable that prior to the opening of business on December 1, 2006, each one (1) share of the Common Stock, $0.001 par value per share of this Corporation then issued and outstanding shall be combined, reclassified and changed into one-fifteenth of one fully paid and non-assessable share of Common Stock, $0.001 par value per share, of this Corporation; provided, however, that no fractional shares of Common Stock shall be issued and that any fractional share resulting from the above action shall be rounded up to the next whole number and proposing and declaring advisable that the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Certificate of Incorporation of GETTING READY CORPORATION be amended by changing the Fifth Article thereof so that as amended, said Article shall be and read as follows:

               "Shares: The Corporation shall have authority to issue 499,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of blank check preferred stock, par value $.001 per share. "

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on December 1, 2006.




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IN WITNESS WHEREOF, said Getting Ready Corporation has caused this certificate to be signed by Sheldon Rose its President and Chief Executive Officer, this 28th day of November 2006.

                                             Getting Ready Corporation


                                             By: /s/ Sheldon Rose
                                             --------------------------
                                                 President and CEO